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                                    GENESCO INC.                     EXHIBIT 11
                                    AND CONSOLIDATED SUBSIDIARIES
                                    Earnings Per Common and
                                    Common Share Equivalent

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                                                      THREE MONTHS ENDED                               SIX MONTHS ENDED,
                                            -----------------------------------------     -----------------------------------------
                                              AUGUST 2, 1997         AUGUST 3, 1996          AUGUST 2, 1997      AUGUST 3, 1996
                                            ---------------------  ------------------     -------------------  --------------------
IN THOUSANDS                                 EARNINGS     SHARES   EARNINGS    SHARES      EARNINGS    SHARES   EARNINGS  SHARES
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
PRIMARY EARNINGS PER SHARE
  Net earnings                                 $ 4,133               $ 2,073                 $ 6,315              $ 3,039
  Preferred dividend requirements              $    75               $    76                 $   150              $   151
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  Net earnings applicable to common stock
   and average common shares outstanding       $ 4,058    25,468     $ 1,997    24,476       $ 6,165     25,192   $ 2,888    24,443
  Employees preferred and stock options
   deemed to be a common stock equivalent                  1,681                 1,123                    1,599                 905
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Total net earnings                             $ 4,058    27,149     $ 1,997    25,599       $ 6,165     26,791   $ 2,888    25,348
PER SHARE                                      $   .15               $   .08                 $   .23              $   .11
===================================================================================================================================
FULLY DILUTED EARNINGS PER SHARE
  Net earnings applicable to common stock
   and average common shares outstanding       $ 4,058    27,149     $ 1,997    25,599       $ 6,165     26,791   $ 2,888    25,348
  Senior securities the conversion of which
   would dilute earnings per share                           126                   116                      123                 140
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TOTAL NET EARNINGS                             $ 4,058    27,275     $ 1,997    25,715       $ 6,165     26,914   $ 2,888    25,488
PER SHARE                                      $   .15               $   .08                 $   .23              $   .11
===================================================================================================================================
All figures in thousands except amount per share.

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